Exhibit (d)-(11)

Execution Version

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of May 12, 2026 by and among:

(i) Trustbridge Partners VII, L.P., an exempted limited partnership organized under the Laws of the Cayman Islands (the “Initial Sponsor”);

(ii) Changxun Sun (“Mr. Sun” or the “Management Party”);

(iii) SpringX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”);

(iv) AutumnX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“HoldCo”);

(v) SummerX Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of HoldCo (“Merger Sub” and together with Parent and HoldCo, the “Parent Parties” and each, a “Parent Party”); and

(vi) EC Investors (as defined below, and together with the Initial Sponsor, the “Sponsors”).

Each of the Investors (as defined below), Parent, HoldCo and Merger Sub is referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Initial Sponsor and Cloopen Co., Ltd. executed that certain consortium agreement dated as of December 22, 2025 (the “Consortium Agreement”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to Cloopen Group Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”);

WHEREAS, on the date hereof, Parent, HoldCo, Merger Sub and the Company executed and delivered that certain agreement and plan of merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and becoming a wholly-owned Subsidiary of HoldCo (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, each Investor or such Investor’s applicable Affiliate(s) set forth in the column titled “EC Investor” opposite such Investor’s name on Schedule A hereto (each, an “EC Investor” and collectively, the “EC Investors”) executed and delivered a letter agreement to Parent Parties (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Merger Agreement, each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such EC Investor agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash in the US$ amount set forth in the column titled “Cash Equity Commitment” opposite such EC Investor’s name on Schedule A hereto (with respect to each EC Investor, as may be adjusted from time to time in accordance with this Agreement and the applicable Equity Commitment Letter, such EC Investor’s “Cash Equity Commitment” and collectively, the “Cash Equity Commitments”), directly or indirectly in Parent at or immediately prior to the Closing in connection with the Merger;

1

WHEREAS, on the date hereof, HoldCo, the Management Party and Supporting Shareholders entered into a support agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Merger Agreement, the “Support Agreement”), pursuant to which, among other things, each Supporting Shareholder and/or its respective affiliated Management Party, as the case may be, agreed, upon the terms and subject to the conditions set forth therein, (a) to vote the Voting Securities held by such Supporting Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, and (b) to subscribe for or otherwise receive shares of HoldCo at or immediately prior to the Closing in consideration of, and receive no cash consideration for, the cancellation of the Rollover Securities held by Rollover Shareholder in accordance with the terms of the Merger Agreement;

WHEREAS, on the date hereof, each Investor or such Investor’s applicable Affiliate(s) set forth in the column titled “Guarantor” opposite such Investor’s name on Schedule A hereto (each, a “Guarantor” and collectively, the “Guarantors”) executed and delivered a limited guarantee in favor of the Company (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Merger Agreement, each, a “Limited Guarantee” and collectively, the “Limited Guarantees”), pursuant to which each Guarantor agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Parent and HoldCo under the Merger Agreement;

WHEREAS, on the date hereof, China Minsheng Banking Corp., Ltd. Shanghai Pilot Free Trade Zone Branch (中国民生银行股份有限公司上海自贸试验区分行) executed and delivered a debt commitment letter to and in favor of Parent, pursuant to which, subject to the terms and conditions set forth therein, it committed to arrange and underwrite term loan facilities to be made available on the terms of the term sheet in the form attached thereto and related documentation contemplated by such term sheet under which loans will be drawn down by Parent immediately prior to the Closing in connection with the Transactions (such debt commitment letter, together with any alternative or additional debt commitment letters as permitted under the Merger Agreement, the “Debt Commitment Letter”; and China Minsheng Banking Corp., Ltd. Shanghai Pilot Free Trade Zone Branch, together with any other alternative or additional financial institutions that may provide such debt financing, collectively, the “Financing Bank”); and

WHEREAS, the Parties wish to agree to certain terms and conditions that will govern the actions of Parent Parties and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

2

Article I

DEFINITIONS

Section 1.01 Definitions

Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

“Action” means any litigation, hearing, suit, claim, action, proceeding or investigation.

“Advisors” means the legal, accounting, banking and other advisors and/or consultants of Parent, any other Party and/or the Parties (or any applicable Affiliate of a Party), as the case may be, appointed in connection with the Transactions.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, for the avoidance of doubt, with respect to an Investor, any affiliated investment funds of such Investor or any investment vehicles of such Investor or such funds; provided, however, that with respect only to the Initial Sponsor and its Affiliates, no portfolio company of the Initial Sponsor nor any of such portfolio company’s Affiliates (including any portfolio company of any affiliated investment fund or investment vehicle of the Initial Sponsor or its Affiliates), on the one hand, shall be deemed to be an Affiliate of the Initial Sponsor or its Affiliates, on the other hand, and any investment funds managed or advised by the Initial Sponsor, its general partner, or any of their respective Affiliates shall be deemed to be an Affiliate of the Initial Sponsor; provided, further, that no Management Party nor any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries, and vice versa.

“Backstop Date” means the date that is the last to occur of (a) the date that is four (4) months after the date hereof, and (b) the earliest date on which all of the Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied, deemed satisfied or validly waived in accordance with Article VII of the Merger Agreement.

“beneficial ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities beneficially owned by a person will include securities beneficially owned by any Affiliates of such person which are controlled by such person, but no beneficial ownership of securities shall be attributed to securities beneficially owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “beneficially own”, “beneficially owned” and “beneficial owner” shall have correlative meanings.

“Commitment” means, with respect to an Investor, the Cash Equity Commitment of such Investor and/or any applicable EC Investor that is an Affiliate of such Investor and, if applicable, the Rollover Commitment of the applicable Rollover Shareholder that is an Affiliate of such Investor.

3

“Company Securities” means Shares and other securities of the Company (including any warrants, options and other securities of the Company which are convertible into or exercisable for any Shares or otherwise) issued by the Company.

“Competing Proposal” means a proposal, offer or invitation to the Company, any Party or its Affiliates (other than the proposal contemplated by the Consortium Agreement) that involves the acquisition of control of the Company, a sale of all or a substantial part of the assets of the Company, a restructuring or recapitalization of the Company, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transactions, in each case, other than the Transactions.

“Confidential Information” means all written, oral or other information obtained in confidence by a Party from any other Party in connection with this Agreement or the Transactions, unless such information (a) is already or becomes known to the receiving Party prior to the disclosure thereof by the disclosing Party, (b) is provided to the receiving Party by a third party which is not known by such receiving Party to be bound by a duty of confidentiality to the disclosing Party, (c) is or becomes publicly available other than through a breach of this Agreement by the receiving Party, or (d) is developed independently by or for the receiving Investor without using any Confidential Information.

“Consortium Transaction Expenses” means, collectively, the out-of-pocket costs and expenses incurred by or on behalf of the Parties in connection with the Transactions, including the costs and expenses associated with (a) the negotiation, delivery and execution of this Agreement and the other Transaction Documents, (b) any actions taken in accordance with the terms of the Transaction Documents and the Debt Financing, including regulatory filings made or to be made pursuant to the Merger Agreement, and (c) the retention of Joint Advisors. Consortium Transaction Expenses shall exclude, for the avoidance of doubt and subject to the immediately following sentence, any fees, expenses and disbursements of any separate Advisors, unless otherwise agreed to in advance by the Initial Sponsor in writing. Without limiting the generality of the foregoing, the Parties acknowledge and agree that the Consortium Transaction Expenses will also include the out-of-pocket costs and expenses: (i) incurred or payable by the Parties in connection with the evaluation, negotiation, execution and funding of the Debt Financing, including any commitment or other fees charged by the Debt Financing sources and any legal expenses in connection therewith; and (ii) incurred or payable by the Parties in connection with the due diligence with respect to the Company and its business, including Advisors’ fees and expenses in connection therewith.

“Investor” means each of (i) the Initial Sponsor, (ii) the Management Party, (iii) each Rollover Shareholder, and (iv) each EC Investor; provided that, for the avoidance of doubt, (x) a Management Party and/or his applicable Affiliate may simultaneously be a Rollover Shareholder under the Support Agreement and an EC Investor under an applicable Equity Commitment Letter, and in such case, such person’s obligations in each such capacity shall be independent and cumulative and shall not be deemed to offset or substitute for one another, and (y) the inclusion of a person in more than one of the foregoing categories shall not result in such person being counted more than once for any purpose under this Agreement unless expressly provided otherwise. The Initial Sponsor, EC Investors, Rollover Shareholders and each Management Party are collectively referred to herein as “Investors” and each, an “Investor”.

4

“Joint Advisors” means any legal, accounting, banking, financial and other advisors and/or consultants that are jointly engaged, terminated or changed by Parent Parties, any other Party and/or the Parties (or any applicable Affiliate of a Party) as determined by the Initial Sponsor, as representatives authorized by the Parties. The Parties acknowledge and agree that Harneys has been jointly appointed as the Cayman Islands legal counsel to the Parties (the “Consortium Cayman Islands Counsel”) and shall also be treated as a Joint Advisor hereunder.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representative” of a person means that person’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, general partners, limited partners and sources or prospective sources of equity or debt financing.

“Rollover Commitment” means, with respect to a Rollover Shareholder, the value of such Rollover Shareholder’s Rollover Shares and Company Equity Awards, calculated as (a) the product of the number of such Rollover Shareholder’s Rollover Shares that will be cancelled pursuant to the Support Agreement and the Per Share Merger Consideration, plus (b) the value of any Company Equity Awards held by such Rollover Shareholder that will be cancelled at the Effective Time in exchange for equity interests of HoldCo, as determined by the Initial Sponsor.

“Rollover Securities” shall have the meaning ascribed to such term in the Support Agreement.

“Rollover Shareholder(s)” shall have the meaning ascribed to such term in the Support Agreement.

“Supporting Shareholder(s)” shall have the meaning ascribed to such term in the Support Agreement.

Article II

AGREEMENTS AMONG THE INVESTORS

Section 2.01 Actions Under the Merger Agreement

(a) The Initial Sponsor may cause Parent, HoldCo and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement or any other action with respect to the Merger Agreement, including:

(i) determining that the conditions to closing specified in Section 7.01 and Section 7.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied,

(ii) waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition,

(iii) amending or modifying the Merger Agreement, and

5

(iv) closing the Merger;

provided, however, that the Initial Sponsor may not cause Parent, HoldCo or Merger Sub to amend the Merger Agreement in a way that by its terms has an impact, economic or otherwise, on any Investor that is disproportionate to the impact, economic or otherwise, on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent. Parent, HoldCo and Merger Sub shall not, and the Investors (including the Initial Sponsor) shall not permit Parent, HoldCo or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing, after consultation with Mr. Sun in good faith, by the Initial Sponsor in accordance with this Agreement. Parent, HoldCo and Merger Sub agree not to take any action with respect to the Merger Agreement, including granting or withholding any waiver or entering into any amendment, unless such action is taken in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in Section 2.01(a), the Initial Sponsor may, after consultation with Mr. Sun in good faith, subject in all respects to the applicable terms and conditions set forth in the Merger Agreement, (i) solely subsequent to the termination of the Merger Agreement, cause Parent, HoldCo and Merger Sub to initiate litigation or other legal action against the Company in connection with a breach or alleged breach of the Merger Agreement by the Company and to take any other necessary action in connection thereto, or (ii) cause Parent to terminate the Merger Agreement pursuant to Article VIII thereof. Parent, HoldCo and Merger Sub shall not, and the Investors shall not permit Parent, HoldCo and Merger Sub to, take any action specified in the foregoing clauses (i) and (ii) unless such action has been approved in advance in writing by the Initial Sponsor.

Section 2.02 Participation in Transaction

(a) Notwithstanding anything to the contrary in this Agreement, Parent, HoldCo and Merger Sub shall not, and the Initial Sponsor shall not permit Parent, HoldCo or Merger Sub to:

(i) modify or amend the Merger Agreement to increase or modify, in a manner materially adverse to Parent, HoldCo, Merger Sub or the Investors, the form or amount of the Merger Consideration (including by waiver of a material breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Equity Commitment Letters,

(ii) modify or waive, in a manner materially adverse to Parent, HoldCo, Merger Sub or the Investors, any provisions of the Merger Agreement relating to the Parent Termination Fee or the aggregate cap on monetary damages recoverable by the Company,

(iii) otherwise modify or amend any material terms and conditions of the Transaction Documents, or

(iv) materially modify the structure of the Transactions.

In each case of (i) through (iv) above, except with the prior written consent of the Initial Sponsor and, in each case of (i) and (ii) above, except with the prior written consent of the Initial Sponsor and Mr. Sun.

6

(b) The Initial Sponsor shall keep the other Investors, or their designated Representative(s) reasonably informed on the status of negotiations with the Company Board and/or the Special Committee with respect to any proposed material amendment to or modification of the Transaction Documents. The Management Party shall have the right, upon reasonable request, to be present at meetings and participate in discussions and other communications with the Company Board and/or the Special Committee with respect to the Transactions, subject to the prior written consent of the Initial Sponsor (which consent shall not be unreasonably withheld).

(c) Subject to Section 2.02(a) and Section 2.02(b), in the event that the Initial Sponsor determines to proceed with any action described in Section 2.02(a)(i) through Section 2.02(a)(iv) and any Investor (a “Non-Consenting Investor”) declines to provide its consent thereto, the Initial Sponsor may nevertheless proceed with such action by terminating such Non-Consenting Investor’s participation in the Transactions pursuant to and in accordance with Section 2.07; provided that such termination shall not take effect unless and until such Non-Consenting Investor has received, prior to the effectiveness of such termination, a full and unconditional release of its obligations under:

(i) this Agreement (other than obligations that expressly survive termination pursuant to Section 4.02, and other than with respect to any breach of this Agreement by such Non-Consenting Investor occurring prior to the date of such release);

(ii) its applicable Equity Commitment Letter;

(iii) its applicable Limited Guarantee; and

(iv) the Support Agreement (if applicable),

in each case from each of Parent, HoldCo, Merger Sub and each other Investor, or a mutually satisfactory indemnity in respect thereof.

(d) Upon the termination of a Non-Consenting Investor’s participation in the Transactions pursuant to this Section 2.02, the Initial Sponsor may, at its sole discretion, offer the amount of such Non-Consenting Investor’s Commitment to one or more remaining Investors and/or one or more new investors, on terms and conditions determined by the Initial Sponsor, provided that any such reallocation shall be effected in accordance with Section 2.03(c) and reflected in an updated Schedule A pursuant to Section 2.03(d).

7

Section 2.03 Commitments; Parent Shares

(a) Each of the Parent Parties shall, at the direction of the Initial Sponsor, enforce or waive (or grant or withhold consents under) the provisions of the Equity Commitment Letters and the Support Agreement in accordance with the respective terms therein and the terms of the Merger Agreement. Each Investor which or whose Affiliate has delivered an Equity Commitment Letter and/or the Support Agreement shall, and shall cause such Investor’s applicable Affiliate(s) (if any) to, comply with its and their respective applicable obligations thereunder; provided that no Investor shall have an independent right to enforce or waive (or grant or withhold consents thereunder) any provision in an Equity Commitment Letter or the Support Agreement against an EC Investor or a Rollover Shareholder without the direction from the Initial Sponsor. Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the EC Investors shall be entitled to assign, sell-down or syndicate any part of its Cash Equity Commitment to any third party without the prior written consent of the Initial Sponsor (which consent shall not relieve such EC Investor of any of its obligations or rights under the applicable Equity Commitment Letter) except for any assignment, sell-down or syndication of all or any part of such EC Investor’s Cash Equity Commitment (i) as expressly required under Section 2.03(e), or (ii) subject to the terms of the applicable Equity Commitment Letter, by an EC Investor to any of its Affiliates, or one or more affiliated investment funds or investment vehicles that are advised, managed or sponsored by the general partner or investment manager of the EC Investor or any Affiliate thereof (each, a “Permitted Syndication”). Each Investor shall be entitled to receive, in consideration for the Cash Equity Commitment of such Investor and/or any applicable EC Investor that is an Affiliate of such Investor, such type and number of newly issued shares of Parent as determined in accordance with the provision set forth in the column titled “Parent Shares” on Schedule A hereto (such person’s “Parent Shares”), such Parent Shares to be issued to such Investor and/or any of such Investor’s Affiliates as such Investor may designate by reasonably advance written notice to the Initial Sponsor. For the avoidance of doubt, the specific type, number and issuing entity of the Parent Shares to be received by each Investor (and/or its applicable Affiliates) shall be as set forth opposite such Investor’s name in the column titled “Parent Shares” on Schedule A hereto, which shall be updated from time to time to reflect any adjustments made in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document (including the Equity Commitment Letters), the Initial Sponsor may, at its discretion and from time to time prior to the Closing (including in the event of there being any Failing Investor), adjust the amount of Cash Equity Commitment of any EC Investor on the terms and subject to the conditions set forth in the applicable Equity Commitment Letters, provided that the Initial Sponsor may not, pursuant to this Section 2.03(b) or otherwise:

(i) increase the amount of Cash Equity Commitment of any EC Investor without such EC Investor’s prior written consent (except as may be required under Section 2.03(e)), or

(ii) effect any such adjustment if such adjustment would, when taken together with all other such adjustments, result in the aggregate amount of Cash Equity Commitments by all EC Investors (including any new investor contemplated under Section 2.03(c) but other than any Failing Investor) to be less than the Required Equity Funding.

For purposes of this Agreement, “Required Equity Funding” means the excess, if any, of (x) the sum of the Merger Consideration and any other amount required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and all related fees and expenses associated therewith payable or reasonably expected to be payable by Parent, HoldCo and/or Merger Sub at the Closing, over (y) the amount of the Debt Financing and/or the amount of the Alternative Financing, if applicable, funded at the Closing.

8

(c) In the event that, after all adjustments made pursuant to, if applicable, Section 2.03(b) and/or Section 2.03(e), the aggregate amount of Cash Equity Commitments by all EC Investors (other than any Failing Investor) is less than the Required Equity Funding, then the Initial Sponsor may, at its discretion, offer to any EC Investor (other than any Failing Investor) or any new investor(s), the opportunity to provide additional cash equity commitments and/or, in the case of new investor(s), equity rollovers, and in such manner as may be determined by the Initial Sponsor, provided that any such additional cash equity commitment and/or equity rollover shall be on terms and conditions substantially the same as the terms and conditions of the existing Cash Equity Commitment or Rollover Commitment, as applicable, and the amounts of Cash Equity Commitment of any such EC Investor that provides additional cash equity commitments pursuant to the foregoing shall be adjusted accordingly. For the avoidance of doubt, nothing in this Agreement shall obligate any EC Investor to provide any cash equity commitment in addition to its Cash Equity Commitment or any Investor to provide any additional cash equity commitment except in each case as required under, if applicable, Section 2.03(d) or Section 2.03(e).

(d) In the event of any adjustment made pursuant to, if applicable, Section 2.03(b) and/or Section 2.03(e), Parent shall notify each other Party promptly in writing of such adjustment to the amount of Cash Equity Commitment of any Investors, such notice to be accompanied by an updated Schedule A reflecting the effects of such adjustments, whereupon such adjustments (including the updated Schedule A) shall be deemed final and binding on all Parties, and each Party shall take all actions reasonably requested by the Initial Sponsor (including, to the extent permitted by the Merger Agreement, amending the relevant Equity Commitment Letters and any other applicable Transaction Document) to give full force and effect to such adjustments.

(e) Each Investor shall, and shall cause any Investor that is an Affiliate of such Investor (if applicable) to, use reasonable best efforts to obtain and keep in full effect any ODI Approvals required in connection with the funding of its Commitment. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document (including the Equity Commitment Letters), in the event that:

(i) any EC Investor fails to obtain on or before, and keep in full effect as of, the Backstop Date the necessary ODI Approvals for the full funding of such EC Investor’s applicable Cash Equity Commitment or otherwise in order to perform its, his or her obligations under the applicable Equity Commitment Letter as and when required thereunder, and

(ii) such failure results in the aggregate amount of Cash Equity Commitments by all EC Investors other than such person to be less than the Required Equity Funding (such resulting shortfall amount, the “ODI Investor Shortfall”), then the applicable Investor of which such EC Investor is an Affiliate shall, and/or shall cause any of its Affiliates to, unless otherwise determined by the Initial Sponsor, provide additional cash equity commitment(s) that are not subject to or conditional on obtaining and keeping in full effect any ODI Approval, in an amount equal to such ODI Investor Shortfall in order to fund in full the Required Equity Funding, on the same terms and conditions set forth in the Equity Commitment Letter of the applicable EC Investor (except in respect of the amount of such person’s Cash Equity Commitment, which shall be adjusted in accordance with this Section 2.03(e)), no later than five (5) Business Days following the Backstop Date.

9

Section 2.04 Limited Guarantees

The Investors shall cooperate in defending any claim that the Guarantors are or any of them is liable to make payments under the Limited Guarantees. Each Investor that is a Guarantor shall, and each Investor shall cause each of its Affiliates that is a Guarantor (if any) to, contribute to the amount paid or payable by other Guarantors in respect of the Limited Guarantees (other than any such payment made by a Guarantor solely arising from such Guarantor’s breach of its obligations under such Guarantor’s Limited Guarantee, which amounts shall not be subject to this Section 2.04 and instead shall be subject to Section 2.09(c)) so that each Guarantor will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by a fraction of which the numerator is such Guarantor’s Cap (as defined in such Guarantor’s Limited Guarantee) and the denominator is the sum of all Guarantors’ Caps (such fraction, expressed as a percentage, such Guarantor’s “LG Percentage”) on the terms and subject to the conditions set forth in such Guarantor’s Limited Guarantee.

Section 2.05 Debt Financing

(a) Parent shall, at the direction of the Initial Sponsor, negotiate, enter into and borrow under the definitive documentation relating to the Debt Financing. In order to facilitate the foregoing, the Parties agree to authorize and delegate to the Initial Sponsor the sole and exclusive responsibility, on behalf of Parent Parties and the Investors, for negotiating the terms and conditions of the definitive documentation relating to the Debt Financing consistent with the terms and conditions of the Debt Commitment Letter. Subject and without prejudice to the foregoing, Parent, HoldCo and Merger Sub shall not, and the Investors shall not permit Parent, HoldCo or Merger Sub to, enter into or borrow under any agreement in connection with Debt Financing on terms and conditions that are materially adverse to Parent, HoldCo, Merger Sub or the Investors compared to the terms and conditions set out in the Debt Commitment Letter, unless such agreement or borrowing has been approved by the Initial Sponsor. The Investors shall work together and cooperate in good faith in connection with arranging and negotiating the full documentation relating to the Debt Financing. Each Investor shall provide such assistance in connection with arranging and negotiating the full documentation relating to the Debt Financing as may be requested by the Initial Sponsor. The Initial Sponsor shall keep each Party or his/its designated Representative(s) reasonably informed on the status of material developments with respect to the Debt Financing.

(b) To the extent legally permissible, each Investor shall:

(i) furnish the Financing Bank, as promptly as reasonably practicable, with financial and know-your-client information and execute and deliver such financing documents, certificates and other supporting documentation as are reasonably or customarily requested by the Financing Bank in connection with the Debt Financing, subject to appropriate confidentiality undertakings satisfactory to such Investor, and

(ii) take all corporate or other actions reasonably requested by the Financing Bank to facilitate the evaluation, negotiation, execution and consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering customary pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by the Financing Bank.

10

(iii) in addition, each Investor shall use reasonable best efforts, to the extent legally permissible, to furnish the Financing Bank with information reasonably or customarily requested (and in such Investor’s possession) by the Financing Bank regarding the financial condition, business, operations and assets of the Company, in order for the Financing Bank to evaluate the Company and the terms of the Debt Financing. Each Investor further agrees to reasonably assist in providing information required for the preparation of materials for the Financing Bank, including information memoranda and similar documents required in connection with the Debt Financing.

(c) For the avoidance of doubt, nothing in this Section 2.05 shall be construed to create any obligation on the part of any Investor to personally pledge any collateral or provide any personal guarantee in connection with the Debt Financing, and the obligations of any Investor under Section 2.05(b) shall be subject to:

(i) approval by the Initial Sponsor of the material terms and conditions of the Debt Financing to the extent such approval is required under Section 2.05(a),

(ii) the terms and conditions of the Confidentiality Agreements and the Merger Agreement (including any limitations or other requirements that may be imposed by the Company Board or the Special Committee pursuant thereto), and

(iii) with respect to any Investor who is a director or officer of the Company, such Investor’s fiduciary duties, obligations of confidentiality and other obligations to the Company.

Section 2.06 Shareholders Agreement

(a) Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into (and/or cause its applicable Affiliate(s)) concurrently with the Closing, a Shareholders Agreement or other definitive agreements containing, customary terms including (and that are, subject to changes approved by the Initial Sponsor, consistent with) the terms set forth on Schedule B hereto; provided, however, that no Investor is under any obligation to agree to any change to such terms that is materially adverse to such Investor without such Investor’s written consent. Parent Parties and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the boards of directors of Parent Parties have the composition contemplated by Schedule B hereto at the Closing. In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth on Schedule B hereto shall govern with respect to the matters set forth therein following the Closing and until such time as the Investors (and/or their respective applicable Affiliate(s)) enter into a Shareholders Agreement or other definitive agreements.

(b) Any Investor other than the Initial Sponsor that becomes a Failing Investor whose participation in the Transactions has been terminated and whose consent rights have not been restored, in each case pursuant to and in accordance with Section 2.07, shall (x) cause any person that it or he has designated as a director to a Board to resign from such position (if applicable), (y) sell any equity interests it or he holds in Parent, HoldCo or Merger Sub to such entity for nominal consideration, and (z) automatically cease to have any control or governance rights, or any decision making authority, with respect to Parent, HoldCo or Merger Sub.

11

Section 2.07 Consummation of the Transactions

(a) In the event that the Closing Conditions are satisfied or validly waived (subject to the requirements in Section 2.01 and Section 2.02) and the Initial Sponsor determines to close the Merger, the Initial Sponsor may immediately terminate the participation in the Transactions of any Investor that does not (or whose Affiliate does not) fulfill its Commitment or that asserts (or whose Affiliate asserts) in writing its or its Affiliate’s unwillingness to fulfill its Commitment (such Investor, a “Failing Investor”), in each case by providing written notice of such termination to such Failing Investor; provided, that any such termination shall not affect the rights of Parent, HoldCo, Merger Sub or the Closing Investors against such Failing Investor or its Affiliates, as applicable, with respect to its failure or declination to fulfill its Commitment, which rights shall be as provided in Section 4.05 and Section 4.06 (in addition and without prejudice to any rights of Parent, HoldCo, Merger Sub or the Closing Investors pursuant to any other agreement).

(b) Notwithstanding anything to the contrary contained herein, from and after the time an Investor becomes a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement; provided that any Failing Investor that participates in the Transactions as a result of the Closing Investors exercising their rights to seek specific performance pursuant to Section 4.05 shall no longer be deemed a Failing Investor and his, her or its approval or consent rights shall be restored, in each case as of the date such Failing Investor and its applicable Affiliates fulfill their Commitment in full, provided further that:

(i) in no event shall any such fulfillment of Commitment occur later than five (5) Business Days prior to the anticipated Closing Date as notified by Parent Parties, and

(ii) the restoration of such Failing Investor’s status as a Closing Investor shall not relieve such Failing Investor of any liability for losses, costs, damages or expenses (including any additional fees or costs arising from any delay in the consummation of the Transactions) suffered or incurred by Parent, HoldCo, Merger Sub or any other Closing Investor or their respective Affiliates during the period from the time such Investor became a Failing Investor to the time such Investor’s Commitment is fulfilled in full.

Section 2.08 Termination Fee and Expenses

(a) Any Company Termination Fee paid by the Company or any of its Affiliates pursuant to Section 8.06(a) of the Merger Agreement and any interest accrued on any unpaid Company Termination Fee pursuant to Section 8.06(d) of the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Transaction Expenses pursuant to Section 2.09, shall be promptly paid by Parent, HoldCo or Merger Sub to the Guarantors (other than any Guarantor that is or whose Affiliate is a Failing Investor at the time of termination of the Merger Agreement) or their respective designees in proportion of their respective LG Percentages, determined by excluding the Cap of each Guarantor who is or whose applicable Affiliate is a Failing Investor (if any).

12

(b) In the event that the Parent Termination Fee becomes due and payable by HoldCo pursuant to Section 8.06(b) of the Merger Agreement:

(i) each Guarantor shall, in accordance with the terms of its respective Limited Guarantee and this Agreement, be responsible for its proportionate share of such Parent Termination Fee in accordance with its LG Percentage; provided that the aggregate liability of all Guarantors in respect of the Parent Termination Fee shall not exceed the sum of all Guarantors’ Caps under their respective Limited Guarantees; and

(ii) any amounts paid by a Guarantor in respect of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement or in respect of costs and expenses pursuant to Section 6.07(f) and Section 8.06(d) of the Merger Agreement shall be shared among the Guarantors in accordance with their respective LG Percentages, determined by excluding the Cap of each Guarantor who is or whose applicable Affiliate is a Failing Investor or a Responsible Investor (as defined below) at the time of termination of the Merger Agreement. To the extent any Guarantor pays an amount in excess of its LG Percentage of the aggregate amount paid under all Limited Guarantees, the other Guarantors shall promptly reimburse such Guarantor for such excess amount so that each Guarantor bears only its LG Percentage of the total amount paid;

(iii) for the avoidance of doubt, any Guarantor that is or whose applicable Affiliate is a Failing Investor at the time of termination of the Merger Agreement shall remain solely liable for any amounts payable under its Limited Guarantee arising from its own breach of obligations thereunder, and such amounts shall not be subject to the sharing mechanism set forth in this Section 2.08(b) but shall instead be subject to Section 2.09(c); and

(iv) Notwithstanding the foregoing (i) through (iii), if the Parent Termination Fee becomes due and payable to the extent resulting from (A) fraud or a material breach by any Investor (or its applicable Affiliate) of its obligations under this Agreement or any other Transaction Document, or (B) any material inaccuracy in, or breach of, the Company’s representations, warranties or covenants under the Merger Agreement (regardless of whether the Company is relieved from liability for such inaccuracy or breach under the Merger Agreement by reason of the knowledge of any Investor or its applicable Affiliate) involving fraud or the deliberate concealment of material facts (including any deliberate failure to disclose material information to the other Investors) by any Investor (or its applicable Affiliate) (such Investor, a “Responsible Investor”), then such Responsible Investor shall be responsible for the full amount of such Parent Termination Fee and any amounts payable in respect of costs and expenses pursuant to the Merger Agreement. Such amounts shall not be subject to the sharing mechanism set forth in this Section 2.08(b), and the Responsible Investor shall promptly reimburse Parent, HoldCo and the Guarantors for any such payments made by them.

13

Section 2.09 Expense Sharing

(a) Upon consummation of the Transactions and from time to time thereafter, Parent Parties shall and/or shall cause the Company to reimburse the Investors, the EC Investors, the Rollover Shareholders and the Guarantors for, or pay on behalf of such persons, as the case may be, the Consortium Transaction Expenses and the costs and expenses associated with the retention of the Advisors who were retained by Mr. Sun and/or his Affiliates (it being understood that King & Wood is counsel to Mr. Sun).

(b) If the Merger Agreement is terminated prior to the Closing (and Section 2.09(c) does not apply), the Investors agree to share the Consortium Transaction Expenses incurred in connection with the Transactions in proportion to their respective LG Percentages or as may otherwise be agreed by the Investors. For the avoidance of doubt, any Investor whose participation in the Transactions has been terminated pursuant to Section 2.07 shall remain responsible for its pro rata share of Consortium Transaction Expenses incurred prior to the date of such termination.

(c) If the failure of the Transactions to be consummated prior to termination of the Merger Agreement results from the breach by one or more Investors of this Agreement, any Equity Commitment Letter or the Support Agreement by one or more Investors (or his, her or its applicable Affiliates), then such breaching Investor or Investors shall be liable to pay the full amount of the Consortium Transaction Expenses and reimburse Parent, HoldCo, Merger Sub, each non-breaching Investor and its applicable Affiliates (other than the Company and its Subsidiaries), as the case may be, for the Parent Termination Fee to the extent paid by HoldCo pursuant to Section 8.06(b) of the Merger Agreement, any interest accrued on any unpaid Parent Termination Fee pursuant to Section 8.06(d) of the Merger Agreement, any payment obligations of Parent pursuant to Section 6.07(f) of the Merger Agreement and all of their other out-of-pocket costs and expenses (including any amounts payable by the Guarantors in respect of the Limited Guarantees) incurred in connection with the Transactions, including the reasonable fees, expenses and disbursements of Advisors, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Investor and its Affiliates.

(d) In the event and at any time that any amount is due and payable to a Party by another Party or the Surviving Company pursuant to this Section 2.09, then the Party to which such amount is payable shall be entitled to demand payment of such amount by written notice to such other Party or the Surviving Company. Promptly upon (and in any event within fifteen (15) Business Days after) delivery of such demand notice, such other Party shall, and/or Parent shall cause the Surviving Company to, as applicable, pay or cause to be paid such amount in full to the demanding Party.

(e) The obligations under this Section 2.09 shall remain in full force and effect whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement in accordance with Section 4.02.

Section 2.10 Notice of Closing; Notices

(a) Parent Parties will use their commercially reasonable efforts to provide each Investor with at least five (5) days’ prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor or its Affiliates of their obligations under this Agreement, the applicable Equity Commitment Letters, the applicable Limited Guarantees or the Support Agreement, as applicable. Any notices received by Parent pursuant to Section 9.02 of the Merger Agreement shall be promptly provided by Parent to each Investor by electronic mail at the address set forth in such Investor’s (or its Affiliates’) Equity Commitment Letters or the Support Agreement.

14

(b) All other notices and communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon actual receipt, if delivered personally, (ii) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (iii) upon transmission, if sent by e-mail on a Business Day prior to 5:00 p.m. Hong Kong time (and otherwise on the next Business Day), in each case to the respective Parties at the addresses as set forth on Schedule C hereto under each Party’s name (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 2.10(b)).

Section 2.11 Representations and Warranties; Covenants

Each Party hereby, severally and not jointly, makes the following representations, warranties and covenants as of the date of this Agreement and the Effective Time only and shall not be construed as a covenant or ongoing obligation following the termination of the Merger Agreement pursuant to Article VIII thereof:

(a) Each Investor hereby represents, warrants and covenants to the other Investors that: (i) it has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by it and, if it is not a natural person, the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of it, and no other corporate or similar actions or proceedings on part of it are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (iii) assuming due authorization, execution and delivery by Parent, HoldCo and Merger Sub, this Agreement constitutes a legal, valid and binding agreement of such Investor, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by the Bankruptcy and Equity Exception, (iv) its execution, delivery and performance of this Agreement will not violate: (A) if it is a corporate entity, any provision of its organizational documents or (B) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to it, and (v) on the date hereof, there is no Action pending against it or, to its knowledge, any other person or, to its knowledge, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this Agreement.

(b) Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will cause a breach of the representations and warranties or covenants of Parent, HoldCo or Merger Sub set forth in Section 4.04 and Section 6.01 of the Merger Agreement.

(c) Each Investor hereby represents, warrants and covenants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor, group of investors, or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the Consortium Agreement, the Confidentiality Agreements, the agreements expressly contemplated by this Agreement (including any schedules hereto) and the Merger Agreement or a Permitted Syndication.

15

(d) Each of Parent, HoldCo and Merger Sub hereby represents and warrants to each Investor that it was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than pursuant to the Debt Commitment Letter or definitive documentation relating to the Debt Financing and those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions. Each Investor hereby represents, warrants and covenants to the other Investors that it has not, and prior to the Effective Time will not, cause Parent, HoldCo or Merger Sub to take any action inconsistent with the representations and warranties of Parent, HoldCo and Merger Sub in this Section 2.11(d).

(e) Each of Parent, HoldCo and Merger Sub hereby represents, warrants and covenants to each Investor that it has not entered, and prior to the Closing will not enter, into any agreement, arrangement or understanding of any kind with any person that grants a person: (i) the right to purchase a different class of security than that being purchased by the Investors or their Affiliates in accordance with the terms of the Equity Commitment Letters and the Support Agreement, (ii) the right to purchase the same class of security as that being purchased by the Investors or their Affiliates in accordance with the Equity Commitment Letters and the Support Agreement, but at a lower price than pursuant thereto, or (iii) any other right not provided to such person herein, except, in all cases, agreements or arrangements entered into by Parent, HoldCo or Merger Sub with the prior written consent of the Initial Sponsor.

(f) Each Investor hereby represents, warrants and covenants to each other Investor, Parent, HoldCo and Merger Sub that such Investor is either (i) not a “U.S. Person” as defined in Rule 902 of Regulation S of the Securities Act, or (ii) an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act.

Section 2.12 PR Coordination

(a) No announcements or other public statement regarding the subject matter of this Agreement shall be issued or made by any Party without the prior written consent of the Initial Sponsor, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by applicable Law, a court of competent jurisdiction, a regulatory body or securities exchange, and then only after the form and terms of such announcements or statements have been notified to the Initial Sponsor and the Initial Sponsor has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

(b) Notwithstanding the foregoing, each Investor may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such Investor reasonably believes is required under applicable Law without the prior written consent of the other Parties, provided that each such Investor shall coordinate with the other Investors in good faith regarding the content and timing of such filings or amendments in connection with the Transactions, and in any event, such disclosing Party shall disclose only the minimum amount of Confidential Information required by such applicable Laws or rules and regulations.

16

Section 2.13 Confidentiality

Except as permitted under this Section 2.13 or Section 2.14, each Party shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, disclose any Confidential Information obtained from a disclosing Party without the prior written consent of such disclosing Party; provided that such receiving Party may disclose any Confidential Information to persons in connection with a Permitted Syndication and to any of his, her or its Affiliates and any of the Representatives of the foregoing who, in each case, (prior to such disclosure) have agreed with such receiving Party to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable Law or rules of professional conduct to keep such information confidential. Each Party shall not and shall direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement or the Transactions.

Section 2.14 Permitted Disclosures

A Party may make disclosures of Confidential Information:

(a) if required by applicable Laws or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over such Party, but only after the form and terms of such disclosure have been notified to the Initial Sponsor, and the Initial Sponsor has had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable, and in any event, such disclosing Party shall disclose only the minimum amount of Confidential Information required by such applicable Laws or rules and regulations; or

(b) if the information is publicly available other than through no act or omission of such Party, any of his, her or its Affiliates or any of the Representatives of the foregoing.

Section 2.15 Approvals

(a) Subject in all respects to the limitations in the Merger Agreement, each Party shall use reasonable best efforts and provide all cooperation as may be requested by the Initial Sponsor to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Initial Sponsor, desirable for the consummation of the Transactions.

(b) The Management Party shall use reasonable efforts, and shall cause his respective Affiliates (if applicable) to use reasonable efforts, to complete, prior to the Closing, all necessary reporting, filing, registration, notification or similar procedures required to be completed by such persons under SAFE Circular 37 in connection with the consummation of the Transactions.

Section 2.16 Required Information

(a) Each Investor, on behalf of itself and its Affiliates, agrees to promptly provide to Parent Parties (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Investor (or its Affiliates) that Parent Parties (at the direction of the Initial Sponsor) reasonably determines upon the advice of outside legal counsel is required to be included in (x) the Proxy Statement, (y) the Schedule 13E-3 or (z) any other filing or notification with any Governmental Authority in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions, provided that any Investor who is a director or officer of the Company shall not be obligated to provide any information in breach of any of such Investor’s fiduciary duties, obligations of confidentiality or other obligations to the Company. Each Investor shall reasonably cooperate with Parent Parties in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates).

17

(b) Each Investor agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of the Shares, ADSs or other equity securities of the Company and the nature of such person’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreement or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff).

(c) Each Investor hereby represents and warrants to Parent Parties and the Initial Sponsor as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor or its Affiliates in writing pursuant to this Section 2.16, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor or its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of the involvement of an Investor (and its Affiliates) in the Transactions are provided to such Governmental Authorities and such Investor has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Authority, such Investor agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

Section 2.17 Exchange Act Reporting

Each Investor shall reasonably coordinate with the other Investors with respect to (a) the acquisitions or dispositions of beneficial ownership of Company Securities or (b) any other action that may trigger any other Investor’s obligation to make an initial filing of, or any amendment to, its statements of beneficial ownership of Company Securities under the Exchange Act, in each case of clauses (a) and (b) in order to facilitate the other Investors’ compliance with Regulation 13D-G under the Exchange Act. Unless otherwise agreed by the Initial Sponsor, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act) with respect to the Company or the Transactions.

18

Article III

EXCLUSIVITY

Section 3.01 Exclusivity

From and after the date hereof until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof, each Party:

(a) shall and shall cause such Party’s respective Affiliates and Representatives to, work exclusively with the other Parties to implement the Transactions;

(b) shall not, without the written consent of the Initial Sponsor, directly or indirectly, either alone or with or through any of such Party’s Affiliates or Representatives:

(i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal (including through any rollover investment therein);

(ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal;

(iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt financing, or contribution of Shares or provision of a voting agreement, in support of any Competing Proposal;

(iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transactions;

(v) acquire (other than pursuant to share incentive plans of the Company or the exercise of options) or dispose of any Company Securities, or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Company Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Company Securities, in each case, except as expressly contemplated under this Agreement and the other Transaction Documents, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Company Securities, or any right, title or interest thereto or therein, or (C) deposit any Company Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Company Securities;

19

(vi) take any action that would or would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement; or

(vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 3.01(a) or this Section 3.01(b);

(c) shall immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by such Party or any of such Party’s Affiliates or Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d) shall notify the other Parties promptly if such Party or any of such Party’s Affiliates or Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other person involved and the nature and content of the approach or communication, and promptly provide the other Parties with copies of any such written Competing Proposal.

Section 3.02 Additional Covenant

From and after the date hereof until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof, the Management Party shall (solely in his capacity as a beneficial owner of Rollover Shares), and shall cause any of his Affiliates that hold Rollover Shares to, vote or cause to be voted at any shareholders’ meeting of the Company, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its Rollover Shares, against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger, the Post-Closing M&A or the consummation of the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger.

Article IV

MISCELLANEOUS

Section 4.01 Termination of the Consortium Agreement

Each Investor that is a party to the Consortium Agreement hereby acknowledges and agrees that the Consortium Agreement shall be terminated with immediate effect and shall have no further force and effect for all parties thereto upon the execution and delivery of this Agreement by the Parties; provided, that the termination of the Consortium Agreement shall not relieve any Investor of any liability or obligation resulting from a breach thereof that accrued thereunder prior to the termination of the Consortium Agreement.

Section 4.02 Effectiveness

This Agreement shall become effective on the date hereof and shall terminate upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination; provided further that:

20

(a) Section 2.01(b), Section 2.07, Section 2.08 and Section 2.09 shall survive such termination solely to the extent such provision contemplates survival following such termination;

(b) Section 2.06(a) shall remain in effect if this Agreement is terminated upon the Effective Time until a Shareholders Agreement or other definitive agreement containing customary terms including (and that are, subject to changes approved by the Initial Sponsor, consistent with) the terms set forth on Schedule B hereto is duly executed by the Investors and other parties thereto in accordance with Section 2.06(a);

(c) Section 2.12, Section 2.13 and Section 2.14 shall remain in effect until the date which is six (6) months after the termination of this Agreement;

(d) Section 3.01 and Section 3.02 shall remain in effect until the expiration of the respective terms set forth therein; and

(e) Article IV shall survive such termination and remain in effect for so long as any provision of this Agreement other than Article IV remains in effect.

Section 4.03 Amendments; Waivers

Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each Party. Except as otherwise expressly provided herein, no provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.04 Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 4.05 Remedies

(a) The Parties agree that, except as otherwise provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance), provided that this Agreement may only be enforced against an Investor by Parent, HoldCo or Merger Sub, acting at the direction of the Initial Sponsor.

(b) In the event that Parent Parties determine to enforce the provisions of the Equity Commitment Letters or the Support Agreement, in each case, in accordance with this Agreement, and the Initial Sponsor is prepared to:

(i) cause Parent, HoldCo and Merger Sub to consummate the Merger in accordance with this Agreement,

21

(ii) fulfill its (or its Affiliates’) obligations under the Support Agreement and

(iii) fulfill its (or its Affiliates’) respective Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but one or more Investors fails to fulfill its or their (or cause to be fulfilled its Affiliates’) Commitment or provides written notice that it or its Affiliates will not fulfill its or their Commitment, or fails to fulfill its (or its Affiliates’) obligations under the Support Agreement or provides written notice that it (or its Affiliates) will not fulfill its or their obligations under the Support Agreement, as applicable, the Parties agree that the Closing Investors shall be entitled, in their discretion, to either:

(i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy, or

(ii) payment by the Failing Investor(s) in an amount equal to the aggregate out-of-pocket damages (including any amounts payable by the Guarantors in respect of the Limited Guarantees) incurred by such Closing Investors and their Affiliates that are EC Investors, Rollover Shareholders or Guarantors.

(c) If Parent Parties, acting at the direction of the Initial Sponsor, determine to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors.

(d) If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (x) the amounts due from all Failing Investors hereunder (including the aggregate value of the Rollover Commitment of any Rollover Shareholder that is an Affiliate of any such Failing Investor) multiplied by (y) a fraction of which the numerator is such Failing Investor’s and its Affiliates’ Commitment and the denominator is the sum of all Failing Investors’ and their Affiliates’ Commitments.

Section 4.06 No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships, limited liability companies, corporations or other entities, Parent, HoldCo, Merger Sub and each Investor covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holder of any equity, general or limited partnership or limited liability company interest, controlling person, management company, portfolio company, incorporator, director, officer, employee, agent, advisor, attorney, representative, Affiliate (other than any permitted assignee under Section 4.11), members, managers, general or limited partners, shareholders, stockholders, representatives, successors or assignees of any Investor or any former, spouse, immediate family members, heirs, executors, administrators, trustees, legal representatives and beneficiaries of any Investor (if the Investor is a natural person), current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, attorneys, representatives, Affiliates (other than any permitted assignee under Section 4.11), members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligation of any Investor or its Affiliates under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (in each case other than against the Parties or such other document or instrument as expressly provided therein).

22

Section 4.07 Governing Law; Jurisdiction

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 4.07(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 4.07(b), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(d) Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each Investor at the address set forth in such Investor’s (or its Affiliates’) Equity Commitment Letter or the Support Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

23

Section 4.08 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08.

Section 4.09 Exercise of Rights and Remedies

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages alone would not be an adequate remedy for such damages. Except as otherwise set forth in this Section 4.09, including the limitations set forth in Section 4.09(c), each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(c) The Parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each Party waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each Party shall be entitled to an order or injunction and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement in accordance with the terms of this Section 4.09. In the event any Party seeks an order or injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not, in accordance with the terms of this Section 4.09, be required to provide any bond or other security in connection with such order or injunction.

24

Section 4.10 Entire Agreement

This Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees, the Merger Agreement and the agreements contemplated hereby and thereby, constitute the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties and any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein (including, for the avoidance of doubt, any provisions of the Equity Commitment Letters or the Limited Guarantees), the provisions of this Agreement shall prevail.

Section 4.11 Assignment; No Third-Party Beneficiaries

Other than as provided herein, this Agreement and the rights, interests and obligations hereunder shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that each Party may assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate of such Party. Subject to the foregoing sentence, each Party agrees that it will remain bound and liable under this Agreement after such assignment to its Affiliates, and this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, shall be construed as giving any person, other than the Parties and their respective heirs, successors, legal representatives and permitted assigns any right, remedy, obligation, liability or claim under or in respect of this Agreement or any provision hereof.

Section 4.12 No Presumption Against Drafting Party

Each Party acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 4.13 Interpretation

When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.

Section 4.14 Counterparts

This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 4.15 Additional Investors

Any person who has not executed this Agreement as of the date hereof may, with the Initial Sponsor’s prior written consent, become a party to, and be bound by, this Agreement as an Investor by signing and delivering to the Initial Sponsor a joinder in the form of Exhibit A hereto (a “Joinder Agreement”), and upon execution thereof, Schedule A shall be deemed amended accordingly.

[Signature Page Follows]

25

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

SpringX Holdings Limited

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

HOLDCO

AutumnX Holdings Limited

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

MERGER SUB

SummerX Holdings Limited

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

Signature Page to Interim Investors Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPONSOR

Trustbridge Partners VII, L.P.

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

Signature Page to Interim Investors Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPONSOR

Retail Technology Asia Limited

By:	/s/ Zhang Feng
Name:	Zhang Feng
Title:	Director

Signature Page to Interim Investors Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVESTOR

Cloopen Co., Ltd.

By:	/s/ Changxun Sun
Name:	Changxun Sun
Title:	Director

Signature Page to Interim Investors Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Changxun Sun

By:	/s/ Changxun Sun

Signature Page to Interim Investors Agreement